UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 9, 2014

BOLDFACE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-148722	02-0811868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1945 Euclid Street Santa Monica, CA	90404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 450-4501

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 9, 2014 (the “Closing Date”), BOLDFACE Group, Inc., a Nevada corporation (the “Company”), completed a private offering (the “Offering”) with Hillair Capital Investments L.P.  (the “Investor”) of the Company’s securities for total gross proceeds of $317,729.14. The securities were sold pursuant to the Securities Purchase Agreement entered into by and between the Company and the Investor, as amended by Amendment Agreement No. 1 (the “Agreement”) and consisted of (i) 8% original issue discount senior secured convertible debentures due July 1, 2015 in the principal amount of $317,729.14 (the “Debentures”) which consolidated promissory notes issued on June 5, 2014, June 18, 2014 and July 3, 2014 and (ii) warrants to purchase approximately 1,621,067 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which are exercisable at $0.175, per share (each a “Warrant” and collectively, the “Warrants”).  The net proceeds of the Offering in an amount equal to $263,687 were used for general working capital.  The Agreement contains certain customary representations, warranties and covenants.

The Debentures were issued with principal amount equal to 112% of the gross proceeds and are convertible into shares of Common Stock at any time prior to maturity at $0.175 per share (the “Conversion Price”), subject to certain conversion limitations set forth in the Debentures.  The Company shall pay interest in cash to the holder on the aggregate unconverted and then outstanding principal amount of the Debenture at the rate of 8% per annum.

If any Event of Default (as defined in the Debentures) occurs, the outstanding principal amount of the Debentures, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the Debentures, the interest rate on the Debentures shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.

The Debentures contain customary affirmative and negative covenants.  The Conversion Price is subject to “full ratchet” and other customary anti-dilution protections.  The Warrants are exercisable for a period of five years and are subject to “full ratchet” and other customary anti-dilution protections.

All of the securities issued in connection with the Offering are “restricted securities,” and as such are subject to all applicable restrictions on transfer specified by federal and state securities laws.

As collateral security for all of the Company’s obligations under the Agreement and related documents executed in connection with the Offering, the Company and BOLDFACE Licensing + Branding, a Nevada corporation and the Company’s wholly-owned subsidiary (“BLB”), granted the Investor a security interest in all of the Company’s and BLB’s assets pursuant to the terms of the Security Agreement, dated as of July 3, 2014 (the “Security Agreement”).  To further secure the Company’s obligations, BLB also executed a Guarantee, dated as of July 3, 2014 (the “Guarantee”), pursuant to which BLB agreed to guaranty the Company’s obligations owed to the Investor.

All of the foregoing securities were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder and involved transactions by an issuer not involving any public offering.  This Current Report on Form 8-K (this “Current Report”) does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing description of the Debentures, the Warrants, the Agreement, the Security Agreement and the Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, which are filed as exhibits to this Current Report and are incorporated herein by reference.

The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 3.02   Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 3.02.

Item 9.01   Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of 8% Original Issue Discount Senior Secured Convertible Debenture Issued on July 3, 2014*
4.2	Form of Warrants Issued on July 3, 2014*
10.1	Form of Securities Purchase Agreement, dated as of July 3, 2014, by and between the Company And the Investor*
10.2	Form of Security Agreement, dated as of July 3, 2014, by and among the Company, BLB and the Investor*
10.3	Guarantee, dated as of July 3, 2014, issued by BLB in favor of the Investor*
10.4	Amendment No.1, dated as of July 9, 2014*

*  FILED HEREWITH

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Boldface Group, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLDFACE GROUP, INC.

By:	/s/ Ashumi Shippee
Ashumi Shippee
Chief Financial Officer

Dated: July 15, 2014